O’Neill Law Group PLLC		435 Martin Street, Suite 1010
Blaine, WA 98230
Stephen F.X. O’Neill*	Christian I. Cu**	Telephone:	360-332-3300
Charles C. Hethey***	Brian S.R. O’Neill****	Facsimile:	360-332-2291

File #4234

November 16, 2010

INFITECH VENTURES INC.
20 Lyall Avenue,
Toronto Ontario, Canada

Dear Sirs/Mesdames:

RE:	INFITECH VENTURES INC. (the "Company")
- Registration Statement on Form S-1

We have acted as counsel for the Company, in connection with the preparation of the Company’s Registration Statement on Form S-1 (the "Registration Statement") to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the offering of 9,494,999 shares of the Company's common stock (the "Shares"), of which up to 1,000,000 Shares will be sold directly by the Company and up to 8,494,999 Shares will be sold by the selling shareholders named in the Registration Statement (the "Selling Shareholders").

In rendering the opinions set forth below, we have reviewed: (a) the Registration Statement; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws, as amended; (d) certain records of the Company's corporate proceedings; and (e) such corporate and other documents, records, papers and certificates as we have deemed necessary for the purposes of rendering the opinions expressed herein. We have also relied, without investigation, upon an Officer’s Certificate executed by Paul G. Daly, the Company’s sole executive officer and sole director.

Our opinions expressed herein are subject in all respects to the following assumptions, limitations and qualifications:

     (i) Our opinions are limited to the laws of the State of Nevada and the federal laws of the United States of America applicable thereto;

     (ii) We have assumed (a) the genuineness of all signatures on documents examined by us, (b) the legal capacity of the officers and directors of the Company, (c) the authenticity of all documents submitted to us as originals, (d) the conformity to authentic originals of all documents submitted to us as certified, conformed,

Canadian Affiliate:	O’Neill Law Corporation
Suite 950, 650 West Georgia Street, Box 11587, Vancouver, British Columbia, Canada V6B 4N8
Tel: (604) 687-5792 / Fax: (604) 687-6650

*Washington and British Columbia Bars; ** Nevada, Washington and British Columbia Bars;
*** New York and British Columbia Bars; **** Nevada and Washington Bars

O’Neill Law Group PLLC	2

photostatic or other copies, and (e) that the documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect; and

     (iii) We have assumed that each of the statements made and certified in the Certificate provided by the Company’s sole executive officer and sole director were true and correct when made, have at no time since being made and certified become untrue or incorrect and remains true and correct on the date hereof.

Based upon the foregoing, we are of the opinion that (1) the Shares to be sold and issued by the Company have been duly authorized and, when such Shares are issued and paid for in the manner provided for in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable, and (2) the Shares to be sold by the Selling Shareholders have been duly authorized and are validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and in any amendment thereto.

Yours truly,

/s/ O’Neill Law Group PLLC

O’NEILL LAW GROUP PLLC